RESOLUTION OF THE BOARD OF DIRECTORS
Of
CHS Inc.

RESOLVED, That this Board of Directors hereby unanimously recommends to the Members at the 2005 Annual Meeting of Members the adoption of the resolution which is attached and marked Exhibit “A”.

Adopted: 10/04/05

Exhibit “A”

RESOLVED, That the Bylaws be and hereby are amended so that the identified provisions read as follows, deletions shown by strike-out and additions by underscore:

1.	Article III, Section 3(b).

(b) The nomination and election of directors of this cooperative shall be by Region. The territory served by this cooperative shall be divided into the following Regions, with the Board of Directors, composed of the following number of directors from each Region:

Region Number 1 — which shall include the State of Minnesota, and shall be represented by five (5) persons who must be residents of Region Number 1;

Region Number 2 — which shall include the States of Montana and Wyoming, and shall be represented by one (1) person who must be a resident of Region Number 2;

Region Number 3 — which shall include the State of North Dakota, and shall be represented by three (3) persons who must be residents of Region Number 3;

Region Number 4 — which shall include the State of South Dakota, and shall be represented by two (2) persons who must be residents of Region Number 4;

Region Number 5 — which shall include the States of Wisconsin, Connecticut, Indiana, Kentucky, Ohio, Michigan and Illinois, and shall be represented by two (2) persons who must be residents of Region Number 5;

Region Number 6 — which shall include the States of Alaska, Arizona, California, Idaho, Oregon, Washington and Utah, and shall be represented by one (1) person who must be a resident of Region Number 6;

Region Number 7 — which shall include the States of Iowa, Alabama, Arkansas, Florida, Louisiana, Mississippi and Missouri, and shall be represented by one (1) person who must be a resident of Region Number 7; and

Region Number 8 — which shall include the States of Colorado, Nebraska, Kansas, New Mexico, Oklahoma and Texas, and shall be represented by two (2) persons who must be residents of Region Number 8.

RESOLVED FURTHER, That the reduction in the number of directors in Region 6 shall be accomplished at the 2006 Annual Meeting by (i) terminating the Region 6 position elected at the 2005 Annual Meeting; and (ii) holding an election for a single Region 6 position with a term of three years.

RESOLVED FURTHER, That the increase in the number of directors in Region 8 shall be accomplished at the 2006 Annual Meeting by an election for two Region 8 positions, one having an initial term of one year, and the other having a term of three years.

RESOLVED FURTHER, That Management of this Association be and hereby is authorized to take all action and execute and deliver all documents, instruments, certificates and writings necessary or appropriate to carry out the foregoing resolutions.

Adopted by Members: 12/02/05